RUSSELL INVESTMENT COMPANY

AMENDMENT TO FOURTH AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Abolishment and Redesignation of Sub-Trusts

AMENDMENT NO. 8 to the Fourth Amended and Restated Master Trust Agreement dated December 7, 2020 (referred to herein as the “Agreement”), done this 1st day of March, 2025, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, there are no Shares outstanding of the Real Assets Fund;

WHEREAS, Section 4.1 of the Agreement provides that at any time that there are no Shares outstanding of any particular Sub-Trust or Class previously established and designated, the Trustees may, by an instrument executed by a majority of their number, abolish that Sub-Trust or Class and the establishment and designation thereof;

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purposes without shareholder approval;

WHEREAS, the Trustees wish to abolish the Real Assets Fund; and

WHEREAS, the Trustees wish to redesignate the Growth Strategy Fund, Equity Growth Strategy Fund, Multi-Asset Growth Strategy Fund and Sustainable Equity Fund.

NOW, THEREFORE, the Trustees hereby authorize the redesignation and abolishment of the following Sub-Trusts as set forth herein and make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, Article IV is amended to delete the following name in each place where such name appears: Real Assets Fund.

Section 4.2 Establishment and Designation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate:

•	the Growth Strategy Fund as the Aggressive Strategy Fund,

•	the Equity Growth Strategy Fund as the Equity Aggressive Strategy Fund,

•	the Multi-Asset Growth Strategy Fund as the Multi-Asset Strategy Fund, and

•	the Sustainable Equity Fund as the Sustainable Aware Equity Fund.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Vernon Barback	Ellen M. Needham

Michelle L. Cahoon	Jeannie Shanahan

Michael Day	Raymond P. Tennison, Jr.

Julie Dien Ledoux	Jack R. Thompson

Jeremy May